SCHEDULE 14A INFORMATION

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Duff & Phelps Corporation

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55 East 52nd St., 31st Floor
New York, NY 10055

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 12, 2011

The Annual Meeting of Stockholders of Duff & Phelps Corporation (the “Company”) will be held at the corporate headquarters of the Company, at 55 East 52nd St., 31st Floor, New York, NY 10055, on May 12, 2011, at 9:00 AM, Eastern Daylight Saving Time, for the following purposes:

1) To elect seven (7) directors to the board of directors;

2) To approve, by non-binding vote, the compensation of our named executive officers;

3) To recommend, by non-binding vote, the frequency of future executive compensation votes;

4) To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 15, 2011 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to submit their proxy, which is solicited on behalf of the board of directors, by any of the following methods: via Internet at www.proxyvote.com, by telephone at 1-800-690-6903, or if you request written materials, by signing and dating the proxy card sent to you and returning it in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

New York, NY
March 28, 2011

By order of the Board of Directors.

Edward S. Forman, Secretary

DUFF & PHELPS CORPORATION

i

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2011 Annual Meeting of Stockholders of Duff & Phelps Corporation (the “Company,” “Duff & Phelps,” “we” or “us”). The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Thursday, May 12, 2011 at 9:00 a.m., Eastern Daylight Saving Time, at the corporate headquarters of the Company, at 55 East 52nd St., 31st Floor, New York, NY 10055. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 29, 2011.

Information Concerning Solicitation and Voting

Distribution and Electronic Availability of Proxy Materials

We continue to take advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to shareowners via the Internet. If you were mailed a Notice of Internet Availability of proxy materials (“Notice”), you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the proxy material including this proxy statement, the proxy card or voting instruction card and the 2010 Annual Report to Stockholders (the “Annual Report”) as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials in the paragraph below and included in the Notice. We plan to mail the Notice to stockholders by March 29, 2011. We will continue to mail a printed copy of the Proxy Materials to certain stockholders and we expect that mailing to begin on or about March 29, 2011.

We first made available the proxy solicitation materials at www.proxyvote.com on or around March 29, 2011 to all stockholders entitled to vote at the Annual Meeting. You may also request a printed copy of the proxy materials and/or directions to the meeting site by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. Our 2010 Annual Report was made available at the same time and by the same methods.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 12, 2011: The proxy statement and our 2010 Annual Report to Stockholders are available at www.proxyvote.com.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares directly. Requests should be addressed to Duff & Phelps Corporation, 55 East 52nd Street, 31st Floor, New York, New York 10055, Attention: Investor Relations, or by calling (212) 871-2000.

General Information about the Meeting

Quorum and Voting Requirements

The Company has two classes of common stock, Class A common stock and Class B common stock. The two classes of common stock vote together as one class on all matters that may come before the Annual Meeting. Each share of Class A and Class B common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 15, 2011 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 31,345,587 shares of Class A common stock and 11,074,488 shares of Class B common stock issued and outstanding.

The proxy is solicited from the holders of record of the Class A and Class B common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail or Internet prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person. All shares of the Company’s Class A and Class B common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. If you sign and return your proxy card without any voting instructions with respect to a matter, your shares will be voted “FOR” Proposals 1,2 and 4 and “3 YEARS” with respect to Proposal 3 and will be voted in the discretion of the proxy holders to the extent permitted by the rules of the New York Stock Exchange (the “NYSE”) on any other matters that may come before the Annual Meeting or any adjournments or postponements thereof. The directors expect shares of Class A and Class B common stock held by executive officers and directors of the Company will be voted “FOR” Proposals 1, 2 and 4 and “3 YEARS” with respect to Proposal 3.

A quorum consisting of at least a majority of Class A and Class B common stock issued and outstanding and entitled to vote taken together as a single class must be present at the meeting represented in person or by proxy for any business to be conducted. Abstentions and broker non-votes will be considered present at the meeting for purposes of determining a quorum.

Effect of Not Casting Your Vote

If you hold your shares in street name, you are receiving a voting instruction form which enables you to instruct your bank, broker, or other nominee as to how to vote your shares. Under New York Stock Exchange (NYSE) rules, brokers are permitted to exercise discretionary voting authority on “routine” matters when voting instructions are not received from a beneficial owner ten days prior to the shareholder meeting. The only “routine” item on this year’s Meeting agenda is Proposal 4 of this proxy statement ratification of the Company’s independent registered public accounting firm).

Accordingly, if you hold your shares in street name, and you wish to have your shares voted on all items in this proxy statement, please complete and return your voting instruction form. If you do not submit your voting instructions, your shares will not be voted on any items with the exception that your broker may vote in its discretion on Item 2. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

The Company’s By-laws provide that the Company’s board of directors shall consist of such number of directors as shall from time to time be fixed by our board of directors. Currently, the size of the board of directors is fixed at eight (8) directors. Mr. Hannigan has informed the Company that he has elected not to stand for re-election to the Board of Directors. Effective as of the Annual Meeting, the size of the board of directors will be reduced to seven (7) directors, and at the Annual Meeting, seven (7) directors will be elected to serve until our next annual meeting and until their successors are duly elected and qualified.

The board of directors has nominated Noah Gottdiener, Robert M. Belke, Peter W. Calamari, William R. Carapezzi, Harvey M. Krueger, Sander M. Levy and Jeffrey D. Lovell for election as directors at the Annual Meeting.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of directors to be elected by them and the other matters described herein. The board of directors knows of no reason that Messrs. Gottdiener, Belke, Calamari, Carapezzi, Krueger, Levy and Lovell might be unavailable to serve as directors, and each has expressed an intention to serve, if elected. If any of Messrs. Gottdiener, Belke, Calamari, Carapezzi, Krueger, Levy and Lovell are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of Class A and Class B common stock voting together as a single class, present in person or represented by proxy at the Annual Meeting once a quorum is present. Abstentions and “broker non-votes,” if any, will have no impact on the election of directors once a quorum is present. Properly executed proxies submitted pursuant to this solicitation will be voted for the election of Messrs. Gottdiener, Belke, Calamari, Carapezzi, Krueger, Levy and Lovell as directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. GOTTDIENER, BELKE, CALAMARI, CARAPEZZI, KRUEGER, LEVY AND LOVELL AS DIRECTORS.

The table below sets forth certain information regarding the directors of the Company.

Name	Age	Principal Occupation	Director Since
Noah Gottdiener	54	Chief Executive Officer, President & Chairman of the Board	2007
Robert M. Belke	41	Director	2007
Peter W. Calamari	36	Director	2007
William R. Carapezzi	53	Director	2007
William J. Hannigan	51	Director	2008
Harvey M. Krueger	81	Director	2007
Sander M. Levy	49	Director	2007
Jeffrey D. Lovell	58	Director	2007

Noah Gottdiener served as the chief executive officer and a member of the board of managers of Duff & Phelps Acquisitions, LLC (“D&P Acquisitions”), a subsidiary of the Company, from September 2005, when D&P Acquisitions was formed in connection with the acquisition of Standard & Poor’s Corporate Value Consulting (“CVC”) by Duff & Phelps (the “CVC Acquisition”), until September 2007. Prior to that, Mr. Gottdiener was chief executive officer and a member of the board of managers of Duff & Phelps Holdings, LLC (“D&P Holdings”) from March 2004, when he led the acquisition of Duff & Phelps, LLC from Webster Financial Corporation (“Webster”), until September 2005. Mr. Gottdiener currently serves as the chief executive officer, president and the chairman of the board of directors of the Company. Mr. Gottdiener was the founding partner of Stone Ridge Partners LLC, a mergers and acquisitions (“M&A”)

advisory firm focused on middle market companies. Previously, Mr. Gottdiener was a Partner of Thomas Weisel Partners and Furman Selz LLC, and a managing director at Lehman Brothers, Inc., where he began his career. Mr. Gottdiener has more than 20 years of investment banking origination, execution and management experience. Mr. Gottdiener sits on the advisory board of the National Outdoor Leadership School and is a member of the advisory council of the mathematics department of Princeton University. Mr. Gottdiener received his B.A. from Princeton University and an M.B.A. from Harvard Business School.

Robert M. Belke served as a member of the board of managers of D&P Acquisitions from September 2005, when D&P Acquisitions was formed in connection with the CVC Acquisition, until September 2007, and currently serves as a member of the board of directors of the Company. Prior to that, Mr. Belke was a member of the board of managers of D&P Holdings from March 2004. He is also a managing director of Lovell Minnick Partners LLC. Mr. Belke has worked for Lovell Minnick Partners LLC and its predecessor firm since 2000. Prior to joining Lovell Minnick Partners, he was an associate in the Private Equity Group at Teachers Insurance and Annuity Association--College Retirement Equities Fund. Mr. Belke received his B.B.A. degree in Finance and Accounting from the University of Wisconsin and an M.B.A. with honors in Finance and Accounting from the University of Chicago. Mr. Belke has served on the governing boards of Denali Advisors, LLC, UNX, Inc. and Westcap Investors LLC, and currently serves on the board of directors of PlanMember Financial Corporation.

Peter W. Calamari has served as a member of the board of directors of the Company since 2007. He is also a managing director of Platte River Ventures, which he joined in 2008. Prior to joining Platte River Ventures, Mr. Calamari was with Vestar Capital Partners from 1999 to 2008. Prior to that role, he was a member of the M&A group at Merrill Lynch. Mr. Calamari received his B.A. from Yale University and an M.B.A. from Harvard Business School. Mr. Calamari has served as a director of the Solo Cup Company (and also as a member of its audit committee) and currently serves on the board of directors of ACT Independent Turbo Services, Inc., CarBer Testing Services, Global X-Ray & Testing, Inc., Hetsco Inc, the Colorado Coalition for the Homeless, and the Colorado I Have a Dream Foundation,.

William R. Carapezzi served as a member of the board of managers of D&P Acquisitions from July 2007 until September 2007, and currently serves as a member of the board of directors of the Company and is the Company’s lead non-management director. In 2008, he became senior vice president-Tax for Pfizer, Inc. Prior to that, Mr. Carapezzi served as the senior vice president, general counsel, chief compliance officer and corporate secretary of Lucent Technologies Inc. from 2004 to 2006. Prior to that role, he was vice president of Global Tax and Trade of Lucent Technologies Inc. from 2002 to 2004. Mr. Carapezzi received his B.S. in Accounting from Fairfield University, his J.D. from Western New England School of Law, and his L.L.M. in Taxation from New York University School of Law.

William J. Hannigan has served as a member of the board of directors of the Company since 2008. He is the former president and chief operating officer of AT&T Corporation from 2003 to 2006. Prior to his tenure at AT&T, Mr. Hannigan served as chairman and chief executive officer of Sabre Holdings, a world leader in travel commerce, distribution and technology from 1999 to 2003. Before joining Sabre in 1999, he held senior executive positions at SBC Communications, including president of Southwestern Bell’s Business Communications Services unit. Mr. Hannigan holds a master’s degree in business administration from the University of Colorado. He also served for six years in the U.S. Navy Submarine Service where he specialized in classified communications systems and devices. Mr. Hannigan has elected not to stand for re-election to the board of directors.

Harvey M. Krueger served as a member of the board of managers of D&P Acquisitions from 2006 until September 2007, and currently serves as a member of the board of directors of the Company. Mr. Krueger is vice chairman of Barclays Capital and until 2008 he served as vice chairman emeritus of Lehman Brothers. He had been involved with that firm and Kuhn Loeb & Co, one of its constituent firms, since 1959. Mr. Krueger served as a member of the board of directors of Automatic Data Processing, Inc., a publicly traded company from 1968 to 2007, as well as Chaus, Inc., and Stockton Partners, Inc., and currently serves as a director of Hansard Global plc and chairman of the Board of Governors of Tel Aviv University. In addition, Mr. Krueger is former chairman of the Peres Center for Peace, former chairman of Cooper-Hewitt

National Design Museum of the Smithsonian Institution, former and honorary chairman of the Hebrew University of Jerusalem and a member of the board of directors of Beth Israel Medical Center (NY) and Continuum Health Partners.

Sander M. Levy served as a member of the board of managers of D&P Acquisitions from September 2005, when D&P Acquisitions was formed in connection with the CVC Acquisition, until September 2007, and currently serves as a member of the board of directors of the Company. He is also a managing director of Vestar Capital Partners and was a founding partner of Vestar Capital Partners at its inception in 1988. Previously, he was a member of the Management Buyout Group of The First Boston Corporation. In addition to a number of boards of directors of private companies, Mr. Levy serves as a director of two public companies, Symetra Financial Corporation (2004 – present) and Validus Holdings, Ltd. (2005 – present). Mr. Levy also previously served as a director of St. John Knits International Incorporated when it was a public company. Mr. Levy received a B.S. from The Wharton School, University of Pennsylvania and an M.B.A. from Columbia University.

Jeffrey D. Lovell served as a member of the board of managers of D&P Acquisitions from September 2005, when D&P Acquisitions was formed in connection with the CVC Acquisition, until September 2007, and currently serves as a member of the board of directors of the Company. Prior to that, Mr. Lovell was a member of the board of managers of Duff & Phelps Holdings, LLC, from March 2004. He is also chairman and chief executive officer of Lovell Minnick Partners LLC, which he co-founded in 1999. Prior to founding Lovell Minnick Partners LLC, Mr. Lovell was the co-founder and president of Putnam Lovell Securities, now a part of Jefferies & Co. Inc., in 1987 following twelve years at SEI Investments where he held executive and operating positions. Mr. Lovell received a B.S.B.A. from the Leeds School of Business at the University of Colorado. Mr. Lovell has served on the governing boards of ALPS Holdings Inc., Berkeley Capital Management LLC, Centurion Capital Group Inc., Matthews International Capital Management, LLC, PlanMember Financial Corporation, Stein Roe Investment Counsel LLC, Van Deventer & Hoch, UNX, Inc., Westcap Investors LLC, and serves on the board of managers of Leerink Swann Holdings, LLC, and on the board of directors of Mercer Advisors Inc.

Each member of the board of directors brings unique experience, skills and background to the Company’s board of directors. We believe this gives the board of directors as a body an appropriately broad and diverse range of experience and skills, including specific industry experience, strong accounting and financial acumen, significant prior management and board service and insight into the various risks and opportunities relating to the Company. Following is a brief description of the experience, skills and background of each nominee which leads the board of directors to believe that such nominee should serve as a director of the Company:

•	Mr. Gottdiener’s extensive industry experience and thorough knowledge of the Company’s business and affairs, having served as chief executive officer of the Company and its predecessors since 2004, qualify him for membership on, and chairmanship of, the Company’s board of directors.
•	In addition to Mr. Belke’s educational qualifications and accounting and finance background, his participation in the governance of the Company and its predecessor entities since 2004 has provided him with significant experience and familiarity with the affairs of the Company, thereby qualifying him to serve on the Company’s board of directors.
•	In addition to Mr. Calamari’s educational background, his participation in the governance of the Company and its predecessor entities since 2005 and his historical focus on investments in service companies has provided him with significant experience and familiarity with the affairs of the Company, thereby qualifying him to serve on the Company’s board of directors.
•	Mr. Carapezzi has extensive large public-company legal, accounting, tax and management experience, as well as significant experience working with audit committees and boards of directors, making him well-suited to serve as the Company’s lead non-management director.
•	Mr. Hannigan’s experience serving as the chief executive officer of a public company and as the chairman of the board of two publicly traded companies, Sabre Holdings (March 2000 to December 2003) and Travelocity.com (March 2000 to April 2002), qualify him to serve as a member of the Company’s board of directors.

•	Mr. Krueger’s extensive knowledge of the financial services industry, deep experience in the investment banking industry, and decades of service on boards of directors and their constituent committees qualify him to serve as a member of the board of directors.
•	Mr. Levy’s service on numerous public, private, and not-for-profit corporate boards across a variety of industries, as well as his involvement in the governance of the Company and its predecessor entities since 2005, qualify him to be a member of the Company’s board of directors.
•	Mr. Lovell’s familiarity with the Company and its predecessors, his finance and investment experience, having served in both management and operating capacities in the financial services industry, and history of service on corporate boards qualify him to serve as a member of the Company’s board of directors.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position
Noah Gottdiener	54	Chief Executive Officer, President & Chairman of the Board
Patrick M. Puzzuoli	40	Executive Vice President & Chief Financial Officer
Jacob L. Silverman	39	Executive Vice President for Corporate Development & Segment Leader, Investment Banking
Brett A. Marschke	48	Executive Vice President & Chief Operating Officer
Edward S. Forman	42	Executive Vice President, General Counsel & Secretary

Noah Gottdiener’s biographical information is provided above under the caption — “Board of Directors.”

Patrick M. Puzzuoli was named as executive vice president and chief financial officer of the Company effective March 7, 2011. Prior to his being named as chief financial officer, he served as managing director of finance of the Company from April 2008 to March 2011, as director of finance and corporate controller of the Company from September 2007 to April 2008 and as director of finance and corporate controller of D&P Acquisitions from September 2005 to September 2007. Previously he had served in the same role at Standard & Poor’s from August 2004, when he joined CVC. Prior to joining the Company and its predecessors, Mr. Puzzuoli was the director of strategy and financial analysis for Jupiter Media Metrix, a provider of syndicated research. Mr. Puzzuoli started his career in strategic planning, financial analysis and reporting roles at Madison Square Garden and Comedy Central. Mr. Puzzuoli received his B.S. in accounting from the University of Maryland at College Park and his M.B.A. from Fordham University.

Jacob L. Silverman currently serves as executive vice president for corporate development and Segment Leader, Investment Banking. He served as executive vice president and chief financial officer of the Company from September 2007 to March 2011, and as the chief financial officer of D&P Acquisitions from December 2006 until September 2007. Mr. Silverman joined Duff & Phelps in March 2004, in connection with the acquisition of Duff & Phelps, LLC from Webster. From April 2001 to March 2004, Mr. Silverman was with Stone Ridge Partners LLC, an M&A advisory firm focused on middle market companies. He joined Stone Ridge Partners from Atomica Corporation, a venture-backed enterprise software company, where he served as vice president of Finance and acting chief financial officer. Prior to Atomica, Mr. Silverman worked for Oak Hill Advisors, a private investment firm. Mr. Silverman received his M.B.A and B.A. degrees from Harvard University.

Brett A. Marschke served as the chief operating officer of D&P Acquisitions from January 2007 until September 2007, and currently serves as the chief operating officer of the Company. From September 2001 to January 2007, Mr. Marschke was employed by The McGraw-Hill Companies, Inc., where he held the position of vice president of Human Resources for the Information & Media business and was a member of the Information and Media Executive team. Mr. Marschke has extensive professional service and consulting experience, with PricewaterhouseCoopers, Andersen Consulting (Accenture), Gemini Consulting and Coopers & Lybrand. Mr. Marschke holds a B.A. in Economics from the State University of New York at Cortland and a CCP certification from the American Compensation Association.

Edward S. Forman served as the executive vice president, general counsel and secretary of D&P Acquisitions from February 2006 until September 2007, and currently serves as the executive vice president, general counsel and secretary of the Company. From May 1998 to February 2006, Mr. Forman was employed by The BISYS Group, Inc., then a publicly traded financial outsourcing company, most recently as its senior vice president, acting general counsel and secretary. Mr. Forman received his B.A. in economics from Yeshiva University and his J.D. and M.B.A. from Columbia University.

Director Independence

Our corporate governance guidelines require that the board of directors make an annual determination regarding the independence of each of our directors. The board of directors has determined that Messrs. Belke, Calamari, Carapezzi, Hannigan, Krueger, Levy and Lovell are “independent” as defined in the applicable listing standards of the NYSE. In making its determination, the board of directors considered the standards of independence set forth in the NYSE Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company).

Board Meetings and Committees

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings and by the actions of its committees. During 2010, the board of directors held ten (10) meetings, the Audit Committee held ten (10) meetings, the Compensation Committee held four (4) meetings and the Nominating and Corporate Governance Committee held one (1) meeting.

During 2010, all incumbent directors attended at least 75% of the total number of meetings held by our board of directors and the committees on which they served, except that Mr. Carapezzi was not present at three (3) special meetings of the board of directors. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, we encourage all directors to attend.

Board Leadership Structure

Regular meetings of the board of directors are led by the chairman of the board, who may also call special meetings from time to time. Presently, Mr. Gottdiener, our chief executive officer, is also the chairman of the board. The board of directors does not require the separation of the offices of chairman of the board and chief executive officer, but deliberates and decides, each time it selects a chairman of the board, whether the roles should be combined or separate, based upon the then current needs of the Company and the board of directors. We believe that the Company is currently best served by having Mr. Gottdiener hold both of these positions. Mr. Gottdiener has been chief executive officer of the Company since its inception, and has extensive familiarity with its operations. We believe that this experience gives Mr. Gottdiener the unique ability to provide unified leadership and direction for the Company’s board of directors. In addition, we believe that separating the roles of chief executive officer and chairman of the board will not strengthen our corporate governance or create or enhance long-term value for our stockholders because all of our directors, whether members of management or not, are required to exercise their fiduciary duties in a manner they believe to be in our best interests and in the best interests of our stockholders. Separating the roles of chief executive officer and chairman of the board would not diminish or augment these fiduciary duties or enhance the independence or performance of the board of directors. Moreover, our board of directors does not believe such a requirement would ensure a balance of power and authority on the board, as each director is an equal participant in meetings and decisions.

We have designated Mr. Carapezzi, an independent director under the standards of the NYSE, as our lead non-management director. The lead non-management director presides over closed (executive) sessions, without management, of the non-management directors periodically throughout the year. The lead non-management director also facilitates communication among the non-management directors, the chairman of the board and management, and works with the chairman of the board and other directors to provide strong, independent oversight of the Company’s risk management and general affairs.

In addition to the general oversight and leadership functions of the full board of directors and the non-management directors, the Audit Committee (as described below) is generally responsible for risk oversight of the Company, including with respect to financial, legal and operational risk, and regularly communicates with the officers of the Company in charge of such risk management functions.

Our Corporate Governance Guidelines are available on the Company’s web site at www.duffandphelps.com under the “Investor Relations” tab.

The board of directors operates in part through its three committees: Audit, Compensation and Nominating and Corporate Governance. All committee members are “independent” as defined in the applicable listing standards of the NYSE, “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

Audit Committee.  The Audit Committee: (i) reviews the audit plans and findings of our independent registered public accounting firm and the internal audit function of the Company, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary; (ii) reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm; (iii) reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and (iv) has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm. During 2010, the Audit Committee met ten (10) times. The members of the Audit Committee are Messrs. Belke, Calamari, Carapezzi, and Krueger. Mr. Carapezzi is the chairman of the Audit Committee. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that Mr. Carapezzi is an “audit committee financial expert,” as defined by the applicable securities regulations, and an independent director.

The Report of the Audit Committee for the fiscal year ended December 31, 2010 appears below under the caption “PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — Report of the Audit Committee.”

The Audit Committee charter is available on the Company’s web site at www.duffandphelps.com under the “Investor Relations” tab.

Compensation Committee.  The Compensation Committee: (i) reviews and recommends to the board the equity incentive grants for all professionals, consultants, officers, directors and other individuals to whom we make such grants; (ii) reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines the chief executive officer’s compensation based on that evaluation; and (iii) oversees our compensation and employee benefits plans. During 2010, the Compensation Committee met four (4) times. During 2010, the members of the Compensation Committee were Messrs. Hannigan, Belke and Levy. Mr. Hannigan was the chairman of the Compensation Committee. Mr. Belke will assume the chairmanship of the Compensation Committee and Mr. Calamari will join the Compensation Committee after the Annual Meeting.

The chief executive officer, the chief financial officer and each of the next three most highly compensated executive officers in 2010, collectively, are the “named executive officers.” The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION  — Compensation Committee Report.”

The Compensation Committee is aware that Towers Watson & Co. (“Towers Watson”) provides compensation related consulting services to both the Company and the Compensation Committee. The Compensation Committee has determined that the services provided by Towers Watson to the Company does not create a conflict of interest with respect to the services provided to the Compensation Committee.

The Compensation Committee charter is available on the Company’s web site at www.duffandphelps.com under the “Investor Relations” tab.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee: (i) reviews the performance of our board of directors and makes recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors; (ii) advises the board with respect to the corporate governance principles applicable to us; and (iii) oversees the evaluation of the board and management. During 2010, the Nominating and Corporate Governance Committee met one (1) time. The members of the Nominating and Corporate Governance Committee are Messrs. Calamari and Krueger. Mr. Krueger is the chairman of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee reviews all candidates for nomination to the board of directors, including those recommended by stockholders, and seeks to maintain at all times a board of directors with diverse viewpoints, experience, skills and expertise appropriate for the business of the Company. The Nominating and Corporate Governance Committee reviews each person’s qualifications on the whole, including personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate. The Nominating and Corporate Governance Committee has broad flexibility with regard to identifying and reviewing director nominees, and looks specifically at each candidate’s qualifications in light of the needs of the board of directors and the Company at that time. The Nominating and Corporate Governance Committee then selects qualified candidates consistent with the principles of diversity and competence described above and reviews its recommendations with the board of directors, which decides whether to invite a candidate to be a nominee for election to the board of directors. To have a candidate considered by the Nominating and Corporate Governance Committee for the 2012 annual meeting, a stockholder must submit the recommendation in writing to the Company secretary at the address listed on the first page of this proxy statement no later than December 15, 2011.

The Nominating and Corporate Governance Committee charter and the Company’s corporate governance guidelines are available on the Company’s web site at www.duffandphelps.com under the “Investor Relations” tab.

Stockholder Proposals

In order to be included in the Company’s Proxy Statement relating to its next annual meeting pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by the Company no later than December 15, 2011 by the Secretary at the Company’s principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Pursuant to the Company’s By-laws, stockholders who intend to make a director nomination or present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) must provide notice to the secretary no less than 90 and no more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For any stockholder proposal submitted outside Rule 14a-8 under the Exchange Act to be considered timely for purposes of Rule 14a-4(c) under the Exchange Act for the 2012 annual meeting, the Company must receive notice by February 12, 2012. Such notice must meet all requirements contained in the By-Laws, including, among other things, setting forth (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (3) the name and address of the stockholder proposing such business, (4) the number of shares of common stock beneficially owned by such stockholder and (5) any material interest of such stockholder in such business.

Stockholder Communications Policy

The Company’s board of directors has established a process for stockholders and other interested parties to send communications to the board of directors. Stockholders and other interested parties may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee, the lead non-management director, the independent directors or all directors as a group, by sending written communications to:

Secretary
Duff & Phelps Corporation
55 East 52nd St.
31st Floor
New York, NY 10055

E-mail messages should be sent to generalcounsel@duffandphelps.com.

Each communication intended for the board of directors and received by the secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

Compensation of Directors

We pay each of our non-employee directors $50,000 per year, payable in equal quarterly installments. We also pay an annual fee of $12,000 to the Chairperson of the Audit Committee (increased from $10,000 in 2010), $9,000 to the Chairperson of the Compensation Committee (increased from $7,500 in 2010) and $8,000 to the Chairperson of the Nominating and Corporate Governance Committee(increased from $7,500 in 2010) for chairing the committees. All of our directors are reimbursed for out-of-pocket expenses for attending board and committee meetings. In addition, each non-employee director will receive an annual grant of Class A common stock with a value of $75,000 (increased from $50,000 in 2010) based on the closing stock price on the day prior to the annual stockholders’ meeting, which Class A common stock will vest over four years, provided that any such issuance does not prevent such director from being determined to be independent. In 2010, none of the non-employee directors participated in the Company’s Deferred Compensation Plan which became effective October 1, 2007 (the “DCP”).

Director Compensation Table

The following table summarizes the compensation earned by each of the non-employee directors in 2010. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation(2) ($)	Total ($)
Robert M. Belke	50,000	49,156	1,455	100,611
Peter W. Calamari	50,000	49,156	1,455	100,611
William R. Carapezzi	60,000	49,156	1,455	110,611
William J. Hannigan	57,500	49,156	1,067	107,723
Harvey M. Krueger	57,500	49,156	1,455	108,111
Sander M. Levy	50,000	49,156	1,455	100,611
Jeffrey D. Lovell	50,000	49,156	1,455	100,611

(1)	Reflects aggregate grant date fair value of restricted stock awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation. For a discussion of the assumptions underlying this calculation, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The aggregate number of outstanding stock awards for each director as of the year ended December 31, 2010 were as follows: Robert M. Belke 6,730; Peter W. Calamari 6,730; William R. Carapezzi 6,730; William J. Hannigan 5,208; Harvey M. Krueger 6,730; Sander M. Levy 6,730; and Jeffrey D. Lovell 6,730.
(2)	Reflects dividends paid on unvested restricted stock awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon our review of forms filed by directors, officers and certain beneficial owners of our common stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the Exchange Act, we have not identified any late filings in 2010.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of each class of our common stock by:

•	each person known by us to beneficially own 5% or more of any class of our common stock;
•	each member of our board of directors;
•	each of our named executive officers; and
•	all directors and executive officers as a group.

In connection with the recapitalization transactions entered into immediately prior to our initial public offering (the “Recapitalization Transactions”), each holder of class A units in D&P Acquisitions (“New Class A Units”) was issued a corresponding number of shares of Class B common stock of the Company. Pursuant to the exchange agreement (as amended) entered into in connection with our initial public offering, from time to time, typically once a quarter, holders of New Class A Units (or certain transferees thereof) have the right to exchange: (i) New Class A Units; and (ii) a corresponding number of shares of Class B common stock, for a corresponding number of shares of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of Class A and/or Class B common stock, as applicable, beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each for each person below is c/o Duff & Phelps Corporation, 55 East 52nd Street, 31st Floor, New York, New York 10055.

Name and Address of Beneficial Owner	Class A Common Stock		Class B Common Stock(1)		Class A Common Stock on a Fully-Exchanged Basis
	Number (#)%		Number (#)%		Number (#)%
Noah Gottdiener(2)	358,021	1.1	1,242,222	11.2	1,600,243	3.8
Jacob L. Silverman	203,607	*	252,500	2.3	456,107	1.0
Patrick M. Puzzuoli	53,341	*	1,932	*	55,273	*
Brett A. Marschke	188,536	*	63,914	*	252,450	*
Edward S. Forman	172,846	*	28,601	*	201,447	*
Robert M. Belke(3)	8,898	*	3,615,564	32.6	3,624,462	8.5
Peter W. Calamari	9,898	*	—	*	9,898	*
William R. Carapezzi	11,398	*	—	*	11,398	*
William J. Hannigan	5,855	*	—	*	5,855	*
Harvey M. Krueger	8,898	*	44,892	*	53,790	*
Sander M. Levy(4)	8,898	*	5,004,208	45.2	5,013,106	11.8
Jeffrey D. Lovell(5)	8,898	*	3,615,564	32.6	3,624,462	8.5
All executive officers and directors as group (12 persons)	1,039,094	3.3	10,253,833	92.6	11,292,927	26.4
Principal Stockholders
Entities affiliated with Vestar Capital Partners(6)	—	*	5,004,208	45.2	5,004,208	11.8
Entities affiliated with Lovell Minnick Partners(7)	—	*	3,615,564	32.6	3,615,564	8.5
Shinsei Bank, Ltd.(8)	3,375,000	10.8	—	*	3,375,000	8.0
Capital World Investors(9)	2,205,300	7.0	—	*	2,205,300	5.2
TimesSquare Capital Management, LLC(10)	1,674,900	5.3	—	*	1,674,900	3.9

*	indicates less than 1% ownership
(1)	Holders of Class B common stock hold an equivalent number of New Class A Units. References to shares of Class B common stock in this table indicate an equivalent number of corresponding New Class A Units.
(2)	Certain shares of Class B common stock beneficially owned by Mr. Gottdiener are held by trusts for the benefit of Mr. Gottdiener.
(3)	As an officer of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC, Mr. Belke may be deemed to share beneficial ownership of the shares held respectively by Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. Mr. Belke disclaims beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.
(4)	As an officer of Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC, Mr. Levy may be deemed to share beneficial ownership of the shares held respectively by Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC. Mr. Levy disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners.
(5)	As an officer of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC, Mr. Lovell may be deemed to share beneficial ownership of the shares held respectively by Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. Mr. Lovell disclaims beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.

(6)	Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC. The address of Vestar Capital Partners IV, L.P. and Vestar/D&P Holdings, LLC is 245 Park Avenue, 41st Floor, New York, NY 10167. Mr. Levy disclaims beneficial ownership of such shares and any other shares held by affiliates of Vestar Capital Partners. Excludes 11,215 shares of Class B common stock held by Mr. Gottdiener and 8,972 shares of Class B common stock held by Mr. Krueger through Vestar/D&P Holdings, LLC.
(7)	Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC. The address of Lovell Minnick Equity Partners LP and LM Duff Holdings, LLC is 2141 Rosecrans Avenue, Suite 5150 El Segundo, CA 90245. Each of Messrs. Belke and Lovell disclaim beneficial ownership of such shares and any other shares held by affiliates of Lovell Minnick Partners LLC.
(8)	The address of Shinsei Bank, Ltd. is 1-8, Ichisaiwaicho 2-chome, Chiyoda-ku, Tokyo 100-8501 Japan. This information is based on Schedule 13G filed by Shinsei Bank, Ltd. on October 10, 2007.
(9)	The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071. Capital World Investors reports sole voting power and sole dispositive power with respect to 2,205,300 shares. Capital World Investors disclaims beneficial ownership of such shares pursuant to Rule 13d-4. This information is based on Schedule 13G/A filed by Capital World Investors on February 14, 2011.
(10)	The address of TimesSquare Capital Management, LLC is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036. TimesSquare Capital Management, LLC reports sole voting power with respect to 1,526,800 shares and sole dispositive power with respect to 1,674,900 shares. This information is based on Schedule 13G/A filed by TimesSquare Capital Management, LLC on February 9, 2011.

RELATED PARTY TRANSACTIONS

Tax Receivable Agreement

On the date of our initial public offering (October 3, 2007), we were treated for U.S. federal income tax purposes as having directly purchased membership interests in D&P Acquisitions from the existing unitholders. After the initial public offering, additional New Class A Units may be exchanged for shares of our Class A common stock. As a result of both this initial purchase and these additional exchanges of units (each being referred to as an “Exchange”), we are entitled to a proportionate share of D&P Acquisitions’ existing tax basis for its tangible and intangible assets. Further, D&P Acquisitions intends to make an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) effective for each taxable year in which an Exchange occurs, which will generally result in an adjustment to D&P Acquisitions’ tax basis reflected in that proportionate share. Both that proportionate share and the adjustments to tax basis under Section 754 of the Code may reduce the amount of tax that we would otherwise be required to pay in the future.

On October 3, 2007 we entered into a Tax Receivable Agreement with the existing unitholders of D&P Acquisitions that provides for the payment by us to them of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we realize as a result of (i) D&P Acquisitions’ tax basis in its goodwill and similar intangible assets on October 3, 2007 (the date of our initial public offering), including any portion of that tax basis arising from its liabilities on such date and (ii) the Section 754 adjustments referred to above.

For purposes of the Tax Receivable Agreement, cash savings in income tax are computed by comparing our income tax liability, calculated pursuant to the assumptions therein, to the amount of such taxes that we would have been required to pay had there been no such tax basis adjustments and no such initial basis in goodwill or similar intangibles. We expect to benefit from the remaining 15% of cash savings, if any, not paid pursuant to the tax receivable agreement. The term of the Tax Receivable Agreement commenced on October 3, 2007 and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable agreement for an amount based on an agreed value of payments remaining to be made under the Tax Receivable Agreement.

Were the IRS to successfully challenge a tax basis adjustment, or other deductions or adjustments to taxable income of D&P Acquisitions, the existing unitholders of D&P Acquisitions will not reimburse us for any payments that may previously have been made under the Tax Receivable Agreement. In certain circumstances we could make payments to the existing unitholders of D&P Acquisitions under the Tax Receivable Agreement in excess of our cash tax savings. While the actual amount of the adjusted tax basis, as well as the amount and timing of any payments under this agreement will vary depending upon a number of factors, including the basis of our proportionate share of D&P Acquisitions’ assets on the dates of Exchanges, the timing of Exchanges, the extent to which Exchanges are taxable, the deductions and other adjustments to taxable income to which D&P Acquisitions is entitled, the amount of liabilities of D&P Acquisitions in existence on the date of the initial public offering, and the amount and timing of our income, we expect that during the anticipated term of the Tax Receivable Agreement, the payments that we may make to the existing unitholders of D&P Acquisitions could be substantial. Payments under the Tax Receivable Agreement will give rise to additional tax benefits and therefore to additional potential payments under the tax receivable agreement. In addition, the tax receivable agreement provides for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment under the agreement.

During 2010, the Company made payments under the Tax Receivable Agreement in the amount of $1.6 million to entities associated with Vestar Capital Partners (“Vestar”), $1.1 million to entities affiliated with Lovell Minnick Partners (“Lovell Minnick”), and an aggregate of $204,000 to Mr. Krueger and the named executive officers.

Exchange Agreement

In connection with the closing of the initial public offering on October 3, 2007, the existing unitholders of D&P Acquisitions entered into the Exchange Agreement with D&P Acquisitions under which, from time to time, typically once a quarter, they (or certain transferees thereof) will have the right to exchange their New Class A Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The Exchange Agreement, as amended by that certain First Amendment to the Exchange Agreement, dated as of October 5, 2009, generally provides that (i) certain of our existing unitholders, including Vestar and Lovell Minnick, may elect to exchange with D&P Acquisitions 100% of their New Class A Units into shares of our Class A common stock; (ii) unitholders who are our executive officers may elect to exchange with D&P Acquisitions up to 20% of their New Class A Units into shares of our Class A common stock after the first anniversary of the pricing of the initial public offering, 40% of such New Class A Units after the second anniversary of the pricing of the initial public offering, 60% of such New Class A Units after the third anniversary of the pricing of the initial public offering, and 100% of such New Class A Units after the fourth anniversary of the pricing of the initial public offering, subject to the notice requirement and minimum retained ownership requirements applicable to such executives; and (iii) unitholders who are not our executive officers may elect to exchange with D&P Acquisitions up to one-third of their New Class A Units into shares of our Class A common stock after the first anniversary of the pricing of the initial public offering, two-thirds of such New Class A Units after the second anniversary of the pricing of the initial public offering, and 100% of such New Class A Units after the third anniversary of the pricing of the initial public offering, subject to the notice requirement and minimum retained ownership requirements applicable to such unitholders. As the existing unitholders of D&P Acquisitions exchange their New Class A Units with D&P Acquisitions, our membership interests in D&P Acquisitions will be correspondingly increased and their corresponding shares of Class B common stock will be cancelled. In 2010, unitholders exchanged an aggregate of 1.8 million New Class A Units for a corresponding number of shares of Class A common stock and 1.8 million shares of Class B common stock were cancelled. All of these shares of Class A common stock were included in the registration statement referred to below. We received no other consideration in connection with these exchanges.

Registration Rights Agreement

Effective upon consummation of the initial public offering on October 3, 2007, we entered into a registration rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock (i) held by the existing unitholders of D&P Acquisitions upon exchange of New Class A Units held by them and (ii) held by Shinsei Bank, Ltd. (“Shinsei”). Under the registration rights agreement, the existing unitholders of D&P Acquisitions and Shinsei have the right to request us to register the sale of their shares and make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. We filed a registration statement, declared effective by the SEC on October 26, 2009, in order to permit the resale of these shares from time to time, subject to certain blackouts and other restrictions. In addition, the existing unitholders of D&P Acquisitions and Shinsei have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us.

Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions

As a result of the consummation of the initial public offering and the entry into the Third Amended and Restated Limited Liability Company Agreement of D&P Acquisitions (the “LLC Agreement”) entered into between D&P Acquisitions and certain of its existing unitholders the Company, through D&P Acquisitions and its subsidiaries and affiliates, operates our business.

As the sole managing member of D&P Acquisitions, we have control over all of the affairs and decision making of D&P Acquisitions. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of D&P Acquisitions and the day-to-day management of D&P Acquisitions’ business.

In accordance with the LLC Agreement, net profits and net losses of D&P Acquisitions are allocated to its members pro rata in accordance with the respective percentages of their New Class A Units. Accordingly, net profits and net losses of D&P Acquisitions were allocated by 69.2% to us and 30.8% to the other unitholders of D&P Acquisitions for the year ended December 31, 2010.

The holders of New Class A Units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of D&P Acquisitions. Net profits and net losses of D&P Acquisitions generally are allocated to its members pro rata in accordance with the percentages of their respective New Class A Units, though certain non pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The LLC Agreement provides for cash distributions to its members if the taxable income of D&P Acquisitions gives rise to taxable income for its members. In accordance with the LLC Agreement, D&P Acquisitions makes cash distributions to the holders of its New Class A Units for purposes of funding their tax obligations in respect of the income of D&P Acquisitions that is allocated to them. Generally, these tax distributions are computed based on our estimate of the net taxable income of D&P Acquisitions allocable to such holder of New Class A Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

During 2010, D&P Acquisitions made tax distributions to the holders of its New Class A Units totaling $7.1 million, including $2.6 million to Vestar; $1.9 million to Lovell Minnick and an aggregate of $831,000 to Mr. Krueger and the named executive officers.

During 2010, we also made other distributions to the holders of its New Class A Units of D&P Acquisitions (other than Duff & Phelps Corporation) totaling $2.8 million, including $1.2 million to Vestar; $831,000 to Lovell Minnick and an aggregate of $326,000 to Mr. Krueger and the named executive officers. The distribution of $0.05 per vested New Class A Unit was made concurrently with the dividend of $0.05 per share of Class A common stock outstanding to stockholders of record on March 16, 2010, and the distributions of $0.06 per vested New Class A Unit were made concurrently with the dividend of $0.06 per share of Class A Common Stock outstanding to stockholders of record on each of June 18, 2010, August 17, 2010 and November 23, 2010. These distributions resulted in a reduction in basis of each member’s ownership interests. Pursuant to the terms of the LLC Agreement, an amount equal to $0.05 and $0.06, as applicable, per unvested New Class A Unit was deposited into a segregated account and will be distributed once a year with respect to units that vested during that year. Any amounts related to unvested units that are forfeited are returned to the Company.

The LLC Agreement provides that at any time we issue a share of our Class A common stock other than pursuant to a stock incentive plan, the net proceeds received by us with respect to such share, if any, shall be concurrently transferred to D&P Acquisitions and the D&P Acquisitions shall issue to us one New Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, D&P Acquisitions shall, immediately prior to such redemption of our Class A common stock, redeem an equal number of New Class A Units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed.

Shinsei Investment

On September 1, 2007, we entered into a stock purchase agreement with Shinsei pursuant to which we issued to Shinsei 3,375,000 shares of our Class A common stock for approximately $54.2 million, or at a purchase price equal to $16.07 per share. Upon consummation of the initial public offering, Shinsei’s equity interest in Duff & Phelps Corporation equaled 9.9% of the equity capital of the Company on a fully-exchanged basis.

Upon consummation of the sale of Class A common stock to Shinsei, we entered into a stockholders agreement with Shinsei. The stockholders agreement provides Shinsei with the right to designate a non-voting observer to attend our board of director’s meetings.

Statement Regarding Transactions with Related Parties

We have adopted a policy regarding transactions with Related Parties that requires a Related Party (defined as any person described in paragraph (a) of Item 404 of Regulation S-K) to promptly disclose to our general counsel any Related Party transaction in which we are to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will then communicate that information to the board of directors. No Related Party transaction will be consummated without the approval of the Nominating and Corporate Governance Committee. However, it will be our policy that directors interested in a Related Party transaction will recuse themselves from any vote of a Related Party transaction in which they have an interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following paragraphs provide an overview and analysis of our executive compensation policies and programs, the compensation decisions material to an understanding of our policies and programs, and the material factors and rationale considered in making those decisions. This discussion is intended to put in context the information in the tables that follow, each of which contains detailed information on the compensation granted, earned and paid to our named executive officers during the 2010 fiscal year.

Executive Summary

In the 2010 fiscal year, our executive compensation programs continued to accomplish the objectives they were designed to accomplish when they were implemented in anticipation of our initial public offering in September 2007. These programs are embodied in employment agreements with each of the chief executive officer, the chief financial officer, and the three other most highly compensated executive officers in 2010 (collectively, the “named executive officers”). Each of these employment agreements has an initial term which ended on December 31, 2010, with automatic one-year renewal periods thereafter (for a more complete description, see the section captioned “Employment Agreements with Certain Executive Officers”). On December 31, 2010, the employment agreements renewed automatically for an additional one year renewal period. As a result, there were no material decisions made during the 2010 fiscal year by the Compensation Committee that affected the compensation earned by our named executive officers (other than the decision to permit the employment agreements to automatically renew through 2011), as most elements of compensation provided to our named executive officers are mandated by these agreements which were in effect in 2010 under their original terms.

Nonetheless, a review of our pay programs for 2010 revealed a strong alignment with corporate performance, so that the named executive officers are realizing their annual bonuses consistent with the value they are creating for the stockholders. This conclusion is based on the results of an analysis performed by our compensation consulting firm Towers Watson, who determined that the value of the pay earned for fiscal year 2010 by our named executive officers was above the median of that of our Peer Group (see “EXECUTIVE COMPENSATION — Peer Group”), which was properly aligned with company performance that was also above the median. Thus, we believe our compensation programs successfully tie a substantial portion of executives’ overall compensation to our financial performance, including our revenue and earnings growth. The Towers Watson analysis also showed that our executive compensation program accomplished its intention to create opportunities for total compensation that is comparable with that available to executives at other companies of similar size in comparable industries.

Based on this analysis, the Compensation Committee was able to conclude that our compensation programs continue to:

•	attract and retain the best possible executive talent;
•	tie annual and long-term cash and equity compensation to achievement of measurable corporate and individual performance goals and objectives; and
•	align executives’ incentives with stockholder value creation.

During 2010 the Compensation Committee reviewed existing compensation policies and was able to determine that the compensation policies for our named executive officers continue to:

•	Provide a compensation opportunity that is dependent to a large extent upon our performance via variable compensation rather than fixed compensation. This goal is accomplished through a pre-established bonus formula that is tied directly to performance as reflected by “Company EBITDA” (as defined in each executive’s employment agreement).
•	Provide a compensation opportunity that is targeted at or near the median of competitive companies, with an opportunity for compensation higher than the median if our performance is higher than our targeted performance.
•	Remain competitive with compensation practices of our competitors by reference to relevant benchmarks in the industry, executive pay surveys and peer group practices. Towers Watson provided information that reflected the notion that our programs are within industry norms for 2010.

Determining Executive Compensation

For 2010, executive compensation was governed by the employment agreements entered into with each named executive officer, including Mr. Creagh, who separated from the Company and resigned from the board of directors effective May 7, 2010. During 2010 the Compensation Committee worked with Towers Watson on other compensation decisions and issues as they arose. The Compensation Committee also kept abreast of market trends and peer group competitive compensation levels for current and future compensation decisions.

Our board of directors, after receiving recommendations from the Compensation Committee, approves the compensation of our named executive officers, other than the chief executive officer. The chief executive officer provides his recommendations regarding compensation matters involving the other named executive officers, including base and total compensation, to the Compensation Committee. From time to time, the chief executive officer may consult with Towers Watson or other compensation experts to obtain competitive information regarding compensation levels at peers or surveyed companies before submitting his recommendations to the Compensation Committee. The chief executive officer also may have input in the determination of appropriate peers and surveyed companies, before being approved by the Compensation Committee. The Compensation Committee will independently determine the performance of the chief executive officer and approve his compensation levels, including base and total compensation.

Peer Group

In order to keep abreast of market trends and make compensation decisions, Towers Watson provides us with benchmark data for all elements of total compensation based on a peer group of companies similar to us in terms of revenue, market capitalization, and industry (the “Peer Group”). Although this Peer Group did not help advise compensation decisions made by the Compensation Committee for the 2010 fiscal year, it was used by Towers Watson in determining that company performance was aligned with pay.

The Peer Group is comprised of the following companies:

Company Name	Industry
Advisory Board Co	Management Consulting Services
CBIZ, Inc.	Accounting Services
Corporate Executive Board Co.	Management Consulting Services
CRA International, Inc.	Legal Services
Exponent, Inc.	Management Consulting Services
FTI Consulting, Inc.	Accounting Services
Huron Consulting Group Inc.	Management Consulting Services
ICF International Inc.	Management Consulting Services
LECG Corporation	Management Consulting Services
Navigant Consulting, Inc.	Management Consulting Services
PRGX Global Inc.	Management Consulting Services

Executive Compensation Components

Our executive compensation program consists primarily of the following components: base salary, annual bonus and long-term incentives (stock options, restricted stock awards and other long-term awards). The program includes minimal levels of perquisites and also includes severance and change-in-control protections for named executive officers.

2010 Base Salary.  Base salaries of our named executive officers for fiscal year 2010 remained at 2009 fiscal year levels. Consistent with our philosophy, these salaries were targeted to be near or above the median for our Peer Group in the employment agreements, and Towers Watson has determined they met this objective for 2010.

2010 Annual Bonus.  Pursuant to the employment agreements for each named executive officer, we awarded a performance-based annual incentive award to each named executive officer in order to link compensation to the achievement of measurable corporate performance. The target annual bonus awards were set at 100% of each legacy named executive officer’s base salary, based on our achieving target adjusted EBITDA thresholds specified in the employment agreements. Annual bonuses are typically paid to executive officers during the first quarter in respect of the prior year.

Pursuant to the employment agreements, in 2010, the annual bonus award was calculated by multiplying the base salary by a fraction (i) the numerator of which is Company EBITDA less Minimum Company EBITDA (which shall not result in a number less than zero), and (ii) the denominator of which is Target Company EBITDA less Minimum Company EBITDA. “Company EBITDA” is as defined in the employment agreements and represents EBITDA adjusted (up or down) as follows: (i) any non-recurring one-time expenses or any such expenses as determined by the executive committee and approved by the Compensation Committee will be added to Company EBITDA, (ii) Company EBITDA attributable to any acquisition with an aggregate purchase price during any 12-month period in excess of $10 million will be subtracted from Company EBITDA, (iii) the aggregate annual bonus amounts payable to Messrs. Gottdiener, Creagh and Silverman for such period under their respective employment agreements will be added to Company EBITDA, and (iv) any compensation expense related to the portion of any equity awards issued to the executive or any of our other employees or employees of any of our affiliates or subsidiaries as part of his or her annual bonus award will be subtracted from Company EBITDA. We believe that (i) non-recurring expenses are not generally indicative of the executive’s performance and, as such, should not be considered in determining executive compensation unless specifically approved by the Compensation Committee, (ii) in order to properly align executives with the interests of stockholders, executives should not be credited with EBITDA added as a result of significant acquisitions, and (iii) the exclusion of compensation expense related to equity awards is consistent with the definition of Adjusted EBITDA discussed in our annual report on Form 10-K. In addition, in setting the Target Company EBITDA, the inclusion of bonus payments to Messrs. Gottdiener, Creagh and Silverman was taken into account. “Minimum Company EBITDA” and “Target Company EBITDA” mean, for each fiscal year, the corresponding amount of Company EBITDA shown in the table below:

Fiscal Year Ended December 31	Minimum Company EBITDA ($)	Target Company EBITDA ($)
2007	30,650,000	44,975,000
2008	35,450,000	52,175,000
2009	38,650,000	56,975,000
2010	42,218,000	62,327,000

The targets were generally consistent with those established for compensation purposes in the employment agreements entered into in connection with the CVC Acquisition in September 2005. The annual bonus award is payable in a combination of cash and a number of restricted shares of Class A common stock. See the description of the employment agreements below under the caption “Employment Agreements with Certain Executive Officers.”

Actions for Fiscal Year 2010

Based on actual Company EBITDA performance of approximately $60.0 million for 2010 against the target as shown in the table above, the actual bonus for each named executive officer was approximately 0.89 times the target annual bonus amount. Pursuant to the terms of the employment agreements, each named executive officer elected to increase the amount of his annual bonus payable in restricted stock by 15%, such that 45% of the annual bonus for 2010 was paid in restricted shares. As a result, the Company granted a matching award of restricted shares equal to the number of shares of restricted stock paid as a result of the election. The restricted stock grants were authorized by the Compensation Committee on March 2, 2011 and the number of shares granted was calculated based on the closing price of the Class A common stock on that date of $15.71. The restricted shares generally become non-forfeitable as to 1/3 of the award on each of the first three anniversaries of the date of grant, subject to the executive’s continued employment. The following table shows the actual annual incentive paid as compared to the target amount.

Name	Fiscal Year 2010 Target Annual Incentive (100% of Base Salary) ($)	Fiscal Year 2010 Actual Annual Cash Incentive (Paid in February 2011) ($)	Number of Restricted Shares of Class A Common Stock Granted (Shares issued in March 2011) (#)	Value of Restricted Shares on Date of Grant ($)
Noah Gottdiener	750,000	365,888	25,407	399,144
Jacob L. Silverman	425,000	207,336	14,397	226,177
Brett A. Marschke	400,000	195,140	13,550	212,871
Edward S. Forman	350,000	170,748	11,856	186,258

For a more complete description of the terms of the employment agreements, see “Employment Agreements with Certain Executive Officers.”

Long-Term Incentive Program.  We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock and stock-based awards. Our long-term incentive plan provides certain of our personnel, including our named executive officers, with incentives to help align those individuals’ interests with the interests of stockholders. We believe that the use of stock and stock-based awards offers the best approach to achieving our compensation goals.

In connection with the stated objective of achieving the ownership goal through the provision of long-term incentive awards, the Company adopted the Amended and Restated 2007 Omnibus Stock Incentive Plan (“2007 Omnibus Plan”) by stockholder vote at the 2010 Annual Meeting which plan permits the granting of several types of equity-based compensation awards. Other than the restricted shares listed above, no awards were made to the named executive officers under the 2007 Omnibus Plan in 2010.

Other Compensation

Our determination regarding levels of benefits and perquisites is based on what we have seen in the market through our recruiting process and our actual ability to hire senior executives over the last several years. The benefits we have provided to our executives have not materially changed during that period and we believe we are generally competitive with the market. The benefits provided to our executives have been for the most part limited to core benefit programs including health and welfare plans, defined contribution plans, vacation and severance that we find to be typical in the market.

Gerard Creagh, our former president, received $19,508 in 2010 in reimbursements for membership dues to his country club and is entitled to certain retiree medical benefits. All of our named executive officers are eligible for benefits offered to personnel generally, including life, health, disability, dental and vision insurance and our 401(k) plan. In addition, certain of our more senior personnel, including our named executive officers, are eligible for supplemental group variable life insurance, a supplemental disability plan and a nonqualified deferred compensation plan. The Compensation Committee in its discretion may revise, amend or add to the named executive officers’ benefits and perquisites if it deems it advisable.

2011 Executive Compensation Framework

As described above, the employment agreements of the named executive officers for 2010 other than Mr. Creagh automatically renewed for one year on December 31, 2010. In accordance with the terms of those employment agreements, in March 2011, the Compensation Committee approved a compensation program for the named executive officers for 2011 that includes the following components: (i) base salary; (ii) an annual bonus consisting of (a) cash incentive compensation; and (b) restricted stock awards that become non-forfeitable as to 1/3 of each award on each of the first three anniversaries of the date of grant based on continued employment; and (iii) performance restricted stock awards which become non-forfeitable on the third anniversary of the date of grant if and to the extent targeted total shareholder return (defined as increase in stock price plus dividends) is attained. In addition, in connection with the adoption of the new compensation program, Mr. Gottdiener received a grant of 25,500 restricted shares of Class A common stock; Messrs. Silverman, Marschke and Forman each received a grant of 16,500 shares of Class A common stock; and Mr. Puzzuoli received a grant of 6,558 restricted shares of Class A common stock. Each of these awards becomes non-forfeitable on the third anniversary of the date of grant based on continued employment.

Base Salary.  In order to better align base salaries of the named executive officers with those paid by the members of the Peer Group, effective as of April 1, 2011, the Compensation Committee increased Mr. Gottdiener’s annual base salary to $800,000; Mr. Silverman’s annual base salary to $500,000; Mr. Marschke’s annual base salary to $450,000; and Mr. Forman’s base salary to $400,000. Mr. Puzzuoli’s base salary was increased to $350,000 in connection with his appointment as executive vice president and chief financial officer.

Annual Bonus — Cash Incentive Compensation.  The target annual cash incentive will be 100% of base salary for Mr. Gottdiener, 75% of base salary for Messrs. Silverman, Marschke and Forman and 50% of base salary for Mr. Puzzuoli. The maximum cash incentive will be two times the target cash incentive and the minimum cash incentive will be zero. 50% of the cash incentive will be based upon the achievement by the Company of specified levels of adjusted pro forma earnings per share; 30% of the cash incentive will be based upon the achievement by the Company of specified levels of revenue (excluding revenue relating to acquisitions completed in the current year); and 20% of the cash incentive will be based upon the achievement by the executive of specified strategic objectives.

Annual Bonus — Restricted Stock Awards.  Mr. Gottdiener will receive an annual grant of restricted shares with a value equal to 50% of his base salary; Messrs. Silverman, Marschke and Forman will each receive an annual grant of restricted shares with a value equal to 37.5% of his respective base salary; and Mr. Puzzuoli will receive an annual grant of restricted shares with a value equal to 25% of his base salary. These grants will be made in the first quarter of each year commencing 2012 and become non-forfeitable as to 1/3 of each award on each of the first three anniversaries of the date of grant based on continued employment.

Performance-Based Restricted Stock Awards.  Mr. Gottdiener also received an additional annual grant of performance-based restricted shares with a value equal to 100% of his base salary; Messrs. Silverman, Marschke and Forman each received an annual grant of performance-based restricted shares with a value equal to 75% of his respective base salary; and Mr. Puzzuoli received an annual grant of performance-based restricted shares with a value equal to 50% of his base salary. These grants were made in the first quarter of 2011 (and are expected to be continued in future years) and will become non-forfeitable on the third anniversary of the date of grant if and to the extent certain targets of total shareholder return (defined as increase in stock price plus dividends) are attained. Retention of the total amount of performance-based restricted shares granted equates to a substantial overachievement of targeted total shareholder return. Attainment of targeted levels of total shareholder return at the end of the measurement period would result in a forfeiture of 50% of the performance-based restricted shares granted. With respect to 2011, Mr. Gottdiener was granted 52,458 restricted shares of Class A common stock; Mr. Silverman was granted 24,590 restricted shares of Class A common stock; Mr. Marschke was granted 22,130 restricted shares of Class A common stock; Mr. Forman was granted 19,672 restricted shares of Class A common stock; and Mr. Puzzuoli was granted 11,474 restricted shares of Class A common stock.

In addition to the foregoing, the Compensation Committee may award Mr. Silverman additional cash and/or equity incentive compensation based on the performance of the Company’s Investment Banking segment.

The Compensation Committee is expected to review this bonus program on an annual basis and set appropriate performance targets for the grants being made in that year.

Regulatory Limitations

Section 162(m) (“Section 162(m)”) of the Code, generally limits the deductibility for federal income tax purposes of compensation in excess of $1 million to the chief executive officer or any of the next three most highly paid executive officers (other than the chief financial officer) of a publicly held corporation. Compensation exceeding $1 million may be deducted for federal income tax purposes if compensation is paid pursuant to a performance-based, nondiscretionary plan that is approved by stockholders. Treasury regulations provide transitional rules under Section 162(m) for compensation programs sponsored by a corporation that previously was not publicly held but that becomes publicly held for these purposes. The Compensation Committee will exercise its discretion in determining whether to conform compensation plans payable to these executive officers to the deductibility requirements of Section 162(m). In 2010, all of the compensation paid to Company executives was exempt from the provisions of Section 162(m) under the transitional rules governing initial public offerings.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, recommended to the board of directors that it be included in this proxy statement.

William J. Hannigan, Chairman
Robert M. Belke
Sander M. Levy

Compensation Tables

The following tables set forth certain information concerning compensation paid or accrued by the Company, or one of its affiliates, for services rendered in all capacities by our chairman and chief executive officer, our chief financial officer and our other executive officers during the fiscal years ended December 31, 2008, 2009 and 2010. References to stock awards in the tables below are to restricted shares of Class A common stock.

The following table summarizes the compensation earned by our named executive officers.

Summary Compensation Table for 2008, 2009 and 2010

Name and Principal Position	Year	Salary ($)		Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Noah Gottdiener Chairman and Chief Executive Officer	2010	750,000		399,144	365,888	112,533	1,627,565
	2009	750,000		588,336	539,321	123,553	2,001,210
	2008	750,000		963,033	882,785	132,364	2,728,182
Jacob L. Silverman Executive Vice President & Chief Financial Officer	2010	425,000		226,177	207,336	63,476	921,989
	2009	425,000		333,387	305,615	69,720	1,133,722
	2008	425,000		545,711	500,245	74,713	1,545,669
Gerard Creagh President(4)	2010	237,981		—	183,689	1,780,886	2,202,556
	2009	675,000		529,499	485,389	131,531	1,821,419
	2008	675,000		866,722	794,506	213,482	2,549,710
Brett A. Marschke Executive Vice President and Chief Operating Officer	2010	400,000		212,871	195,140	60,152	868,163
	2009	400,000		313,786	287,638	66,029	1,067,453
	2008	400,000		513,617	470,819	70,728	1,455,164
Edward S. Forman Executive Vice President, General Counsel & Secretary	2010	350,000		186,258	170,748	51,793	758,799
	2009	350,000		274,550	251,683	54,725	930,958
	2008	329,167	(5)	422,448	387,248	54,146	1,193,009

(1)	Reflects aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC 718, Compensation — Stock Compensation. For a discussion of the assumptions underlying this calculation of the compensation expense, refer to Note 10 to the Company’s Consolidated Financial Statements as of and for the year ended December 31, 2010, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	Pursuant to their employment agreements, our named executive officers are paid annual incentive compensation in the first quarter of the year following the year in which the incentive compensation was earned. For example, amounts shown as earned for 2010 were paid in 2011, and so forth. Mr. Creagh’s non-equity incentive plan compensation represents his pro-rata bonus for 2010 through his date of separation. Non-equity incentive plan compensation for 2010 includes amounts deferred by the executives pursuant to the DCP, in the amount of $10,644 for Mr. Marschke and $9,313 for Mr. Forman. Non-equity incentive plan compensation for 2009 includes amounts deferred by the executives pursuant to the DCP, in the amount of $97,078 for Mr. Creagh, $28,764 for Mr. Marschke, and $12,584 for Mr. Forman. Non-equity incentive plan compensation for 2008 includes amounts deferred by the executives pursuant to the DCP, in the amount of $88,279 for Mr. Gottdiener, $158,901 for Mr. Creagh, $25,012 for Mr. Silverman, $47,082 for Mr. Marschke, and $38,725 for Mr. Forman. The amounts in this column do not include grants of restricted shares of Class A common stock of the Company made pursuant the employment agreements, including the election by each named executive officer to receive an additional 15% of his incentive compensation in the form of restricted shares of Class A common stock and the Company’s share-for-share match of such additional 15%. These grants of restricted shares of Class A common stock of the Company made pursuant to the employment agreements are included in the amounts in the column labeled “Stock Awards.”

(3)	All Other Compensation for 2010 includes: 401(k) match contributions by the Company (generally available to all employees) in the amount of $11,025 for each of the named executive officers; contributions by the Company to the DCP of $76,215 for Mr. Gottdiener, $38,411 for Mr. Silverman, $35,503 for Mr. Marschke and $29,687 for Mr. Forman; premiums on group life insurance policies in the amount of $1,088 for Mr. Gottdiener, $323 for Mr. Silverman, $453 for Mr. Creagh, $714 for Mr. Marschke and $487 for Mr. Forman; dividends paid on unvested restricted stock awards in the amount of $24,205 for Mr. Gottdiener, $13,716 for Mr. Silverman, $5,540 for Mr. Creagh, $12,910 for Mr. Marschke and $10,594 for Mr. Forman; cash severance for Mr. Creagh of $1,726,800 and benefits continuation of $17,560; and reimbursement of country club dues of $19,508 for Mr. Creagh.
(4)	Mr. Creagh separated from the Company effective May 7, 2010.
(5)	Includes $6,583 deferred by Mr. Forman in 2008 pursuant to the Company’s deferred compensation plan.

Grants of Plan-Based Awards for 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock(2) (#)	Grant Date Fair Value of Stock Awards(3) ($)
		Threshold ($)	Target(1) ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Noah Gottdiener	3/10/10	—	—	—	—	—	—	34,608	588,336
	—	0	525,000	(*)	0	(**)	(*)	—	—
Jacob L. Silverman	3/10/10	—	—	—	—	—	—	19,611	333,387
	—	0	297,500	(*)	0	(**)	(*)	—	—
Gerard Creagh	3/10/10	—	—	—	—	—	—	31,147	529,499
	—	0	472,500	(*)	0	(**)	(*)	—	—
Brett A. Marschke	3/10/10	—	—	—	—	—	—	18,458	313,786
	—	0	280,000	(*)	0	(**)	(*)	—	—
Edward S. Forman	3/10/10	—	—	—	—	—	—	16,150	274,550
	—	0	245,000	(*)	0	(**)	(*)	—	—

*	No maximum.
**	Represents 30% of the target incentive payment which, pursuant to each named executive officer’s employment agreement as described above under the section heading entitled “Employment Agreements with Certain Executive Officers,” is payable in restricted shares of Class A Common Stock based on the closing price of the Class A Common Stock on the date of grant, rounded down to the nearest whole share. At target, these amounts are $225,000 for Mr. Gottdiener, $127,500 for Mr. Silverman, $202,500 for Mr. Creagh, $120,000 for Mr. Marschke, and $105,000 for Mr. Forman. Each named executive officer is also entitled to elect up to an additional 15% of the annual incentive payment to be paid in restricted shares of Class A Common Stock, in which case the Company will match such additional shares on a one-for-one basis. In 2010, each of the named executive officers made such election with respect to the full 15%.
(1)	Represents 70% of the target annual incentive payment which, pursuant to each named executive officer’s employment agreement as described above under the section heading entitled “Employment Agreements with Certain Executive Officers,” is payable in cash.
(2)	Represents grants of shares of restricted Class A common stock in connection with the employment agreements as described above. The restrictions on transfer and forfeiture provisions with respect to one-third of the shares are eliminated on each of the first three anniversaries of the date of grant.
(3)	Reflects aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC 718, Compensation — Stock Compensation.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested(2) ($)
Noah Gottdiener	101,250	33,750	$16.00	9/28/2017	—		—
	—	—	—	—	151,412	(3)	2,552,806
	—	—	—	—	22,837	(4)	385,032
	—	—	—	—	42,830	(5)	722,114
	—	—	—	—	34,608	(6)	583,491
Jacob L. Silverman	75,000	25,000	$16.00	9/28/2017	—		—
	—	—	—	—	25,231	(3)	425,395
	—	—	—	—	12,941	(4)	218,185
	—	—	—	—	24,270	(5)	409,192
	—	—	—	—	19,611	(6)	330,641
Gerard Creagh	110,000	—	$16.00	9/28/2017	—		—
	—	—	—	—	—		—
	—	—	—	—	—		—
	—	—	—	—	—		—
	—	—	—	—	—		—
Brett A. Marschke	75,000	25,000	$16.00	9/28/2017	—		—
	—	—	—	—	42,609	(7)	718,388
	—	—	—	—	12,180	(4)	205,355
	—	—	—	—	22,843	(5)	385,133
	—	—	—	—	18,458	(6)	311,202
Edward S. Forman	75,000	25,000	$16.00	9/28/2017	—		—
	—	—	—	—	7,731	(8)	130,345
	—	—	—	—	3,484	(9)	58,740
	—	—	—	—	9,135	(4)	154,016
	—	—	—	—	18,788	(5)	316,766
	—	—	—	—	16,150	(6)	272,289

(1)	These unvested options will vest 100% on the next anniversary of the date of grant (September 28, 2007).
(2)	Represents the fair value of the equity awards that have not been considered “vested” for purposes of this table based on $16.86 per unit or share (based on the closing share price of the Company’s Class A common stock on December 31, 2010).
(3)	These unvested New Class A Units will vest 50% on each of the next two anniversaries of the pricing of D&P Corporation’s initial public offering (September 27, 2007).
(4)	Consists of restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 100% of the shares are eliminated on the anniversary of the date of grant (March 19, 2008).
(5)	Consists of restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 50% of the shares are eliminated on each of the next two anniversaries of the date of grant (February 26, 2009).
(6)	Consists of restricted shares of Class A common stock. The restrictions on transfer and forfeiture provisions with respect to 33% of the shares are eliminated on each of the next three anniversaries of the date of grant (March 10, 2010).

(7)	These unvested New Class A Units will vest 50% on each of the next two anniversaries of the date of grant (February 2, 2008).
(8)	These unvested New Class A Units vested on March 1, 2011.
(9)	These unvested New Class A Units will vest on October 29, 2011.

Option Exercises and Stock Vested in 2010

	Unit Awards			Stock Awards
Name	Number of Units Acquired on Vesting(1) (#)	Value Realized on Vesting ($)		Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting ($)
Noah Gottdiener	148,575	2,108,161	(3)	44,252	761,874	(4)
Jacob L. Silverman	41,608	606,826	(5)	25,076	431,726	(6)
Gerard Creagh	96,643	1,417,753	(7)	130,074	739,676	(8)
Brett A. Marschke	21,305	346,206	(9)	23,601	406,332	(10)
Edward S. Forman	11,215	179,994	(11)	18,529	318,564	(12)

(1)	Represents the number of New Class A Units that were converted from legacy units of D&P Acquisitions in connection with the Recapitalization Transactions that have vested pursuant to time-based and performance-based vesting.
(2)	Represents restricted stock awards which vested during the year.
(3)	Based on a price per unit of $13.25 (the closing price per share of the Company’s Class A common stock on September 27, 2010) for 75,706 New Class A Units that vested on September 27, 2010; a price per unit of $13.47 (the closing price per share of the Company’s Class A common stock on September 30, 2010) for 36,435 New Class A units that vested on September 30, 2010; and a price per unit of $16.86 (the closing price per share of the Company’s Class A common stock on December 31, 2010) for 36,434 New Class A units that vested on December 31, 2010.
(4)	Based on the closing price of Class A common stock of $16.68 per share on February 26, 2010, the date of vesting for 21,415 stock awards, and the closing price of Class A common stock of $17.72 per share on March 19, 2010, the date of vesting for 22,837 stock awards.
(5)	Based on a price per unit of $13.25 (the closing price per share of the Company’s Class A common stock on September 27, 2010) for 12,616 New Class A Units that vested on September 27, 2010; a price per unit of $13.47 (the closing price per share of the Company’s Class A common stock on September 30, 2010) for 14,496 New Class A units that vested on September 30, 2010; and a price per unit of $16.86 (the closing price per share of the Company’s Class A common stock on December 31, 2010) for 14,496 New Class A units that vested on December 31, 2010.
(6)	Based on the closing price of Class A common stock of $16.68 per share on February 26, 2010, the date of vesting for 12,135 stock awards, and the closing price of Class A common stock of $17.72 per share on March 19, 2010, the date of vesting for 12,941 stock awards.
(7)	Based on a price per unit of $14.67 (the closing price per share of the Company’s Class A common stock on May 7, 2010) for 96,643 New Class A Units that vested on May 7, 2010 in connection with Mr. Creagh’s separation from the Company.
(8)	Based on the closing price of Class A common stock of $16.68 per share on February 26, 2010, the date of vesting for 19,273 stock awards; the closing price of Class A common stock of $17.72 per share on March 19, 2010, the date of vesting for 20,553 stock awards; and the closing price of Class A common stock of $14.67 per share on May 7, 2010, the date of vesting for 90,248 stock awards in connection with Mr. Creagh’s separation from the Company.
(9)	Based on a price per unit of $16.25 (the closing price per share of the Company’s Class A common stock on February 2, 2010) for 21,305 New Class A units that vested on February, 2, 2010.
(10)	Based on the closing price of Class A common stock of $16.68 per share on February 26, 2010, the date of vesting for 11,421 stock awards, and the closing price of Class A common stock of $17.72 per share on March 19, 2010, the date of vesting for 12,180 stock awards.

(11)	Based on a price per unit of $17.00 (the closing price per share of the Company’s Class A common stock on March 1, 2010) for 7,731 New Class A units that vested on March 1, 2010; and a price per unit of $13.94 (the closing price per share of the Company’s Class A common stock on October 29, 2010) for 3,484 New Class A units that vested on October 29, 2010.
(12)	Based on the closing price of Class A common stock of $16.68 per share on February 26, 2010, the date of vesting for 9,394 stock awards, and the closing price of Class A common stock of $17.72 per share on March 19, 2010, the date of vesting for 9,135 stock awards.

Nonqualified Deferred Compensation for 2010

Name	Executive Contributions in 2010(1) ($)	Registrant Contributions in 2010(2) ($)	Aggregate Earnings in 2010 ($)	Aggregate Balance at December 31, 2010 ($)
Noah Gottdiener	0	76,215	167,474	905,547
Jacob L. Silverman	0	38,411	32,094	305,006
Gerard Creagh(3)	97,078	0	(23,705)	747,696
Brett A. Marschke	28,764	35,503	20,994	292,556
Edward S. Forman	12,584	29,687	53,007	358,345

(1)	Does not include deferrals made by the named executive officers in the first quarter of 2011 with respect to FY 2010 bonus compensation.
(2)	Represents contributions made by the Company in 2011 with respect to 2010 compensation pursuant to its DCP. Pursuant to the plan, the Company contributed 4.5% of each participant’s total cash compensation that exceed the statutory maximum compensation for 401(k) plan participation ($245,000 in 2010) provided that the participant had made the maximum allowable deductible contribution to his 401(k) account ($16,500 in 2010). These amounts are included in the Summary Compensation Table as “Other Compensation.”
(3)	Represents aggregate losses through the date of Mr. Creagh’s separation from the Company (May 7, 2010). The aggregate balance represents Mr. Creagh’s balance on his date of separation.

The DCP permits managing directors and executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of generally available investment vehicles. Earnings are credited based on earnings of the investment options selected by the participant. Elections for deferrals of base salary must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. Deferral elections for the annual cash incentive must be made 6 months prior to the end of the applicable performance period or within 30 days of becoming eligible for the plan. Non-employee directors may also defer up to 100% of their fees into the DCP.

Payments from the DCP automatically begin upon termination of employment, or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Participants also may elect to make an in-service withdrawal during each open enrollment period. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

Potential Payments Upon Termination or Change of Control as of End of FY 2010

The following table and summary set forth estimated potential payments we would be required to make to our named executive officers upon certain terminations of employment or in connection with change in control of the Company, pursuant to each executive’s employment agreement in effect at year end. The table assumes that the triggering event occurred on December 31, 2010 and uses a share price of $16.86, the closing price of our Class A common stock on December 31, 2010, the last trading day of the year.

Name	Benefit	Termination Without Cause or Resignation for Good Reason ($)	Death ($)	Disability ($)	Change of Control ($)	Termination Following Change of Control ($)
Noah Gottdiener	Salary	750,000	—	—	—	1,500,000
	Bonus	750,000	—	—	—	1,500,000
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	4,272,468	3,849,809	3,849,809	2,552,806	4,272,468
	Benefits Continuation	21,253	—	42,506	—	21,253
	Excise Tax Gross Up	—	—	—	—	—
	Total Value	5,793,721	3,849,809	3,892,315	2,552,806	7,293,721
Jacob L. Silverman	Salary	425,000	—	—	—	850,000
	Bonus	425,000	—	—	—	850,000
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	1,404,914	1,165,409	1,165,409	425,395	1,404,914
	Benefits Continuation	21,253	—	42,506	—	21,253
	Excise Tax Gross Up	—	—	—	—	—
	Total Value	2,276,167	1,165,409	1,207,915	425,395	3,126,167
Brett A. Marschke	Salary	400,000	—	—	—	800,000
	Bonus	400,000	—	—	—	800,000
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	1,641,577	1,416,155	1,416,155	718,388	1,641,577
	Benefits Continuation	21,253	—	42,506	—	21,253
	Excise Tax Gross Up	—	—	—	—	—
	Total Value	2,462,830	1,416,155	1,458,661	718,388	3,262,830
Edward S. Forman	Salary	350,000	—	—	—	700,000
	Bonus	350,000	—	—	—	700,000
	Pro-rata Bonus	—	—	—	—	—
	Equity Acceleration	953,656	767,888	767,888	189,085	953,656
	Benefits Continuation	21,253	—	42,506	—	21,253
	Excise Tax Gross Up	—	—	—	—	—
	Total Value	1,674,909	767,888	810,394	189,085	2,374,909

See “Employment Agreements with Certain Executive Officers” below for a complete description of the terms of the employment agreements and amounts due upon termination.

Employment Agreements with Certain Executive Officers

As noted above, on July 17, 2007, Duff & Phelps, LLC entered into employment agreements with each of Messrs. Gottdiener, Creagh, Silverman, Marschke and Forman, which provide that Mr. Gottdiener will serve as our chief executive officer, Mr. Creagh as our president, Mr. Silverman as our executive vice president and chief financial officer, Mr. Marschke as our chief operating officer and Mr. Forman as our executive vice president, general counsel and secretary. Each of the agreements became effective on September 27, 2007, the date that our registration statement with respect to our initial public offering became effective, and has an initial term that ended on December 31, 2010, with automatic one-year renewal periods thereafter. With the exception of Mr. Creagh’s agreement, which was terminated upon his separation from the Company effective May 7, 2010, the agreements renewed automatically on December 31, 2010 for a period of one year.

Pursuant to the employment agreements with the named executive officers, Mr. Gottdiener will receive an annual base salary of $750,000; Mr. Silverman will receive an annual base salary of $425,000; Mr. Marschke will receive an annual base salary of $400,000; Mr. Forman will receive an annual base salary of $300,000 (which was subsequently increased to $350,000 in 2008). The annual salaries may be increased from time to time by our board of directors (or in the case of Mr. Gottdiener, the Compensation Committee). In addition, each of the employment agreements provides for an annual bonus for each fiscal year. The target annual bonus is 100% of annual base salary, based on our achieving targeted adjusted EBITDA thresholds specified in the employment agreements. If we achieve greater than the targeted adjusted EBITDA threshold, the amount of the bonus increases proportionally and is not subject to a cap. The annual bonus is payable in the form of 70% cash and the remainder in a number of restricted shares of our Class A common stock, valued at the per share closing price on the date the bonus is paid, rounded down to the nearest whole share. The restricted shares awarded as bonus payments generally become non-forfeitable as to 1/3 of each such award on each of the first three anniversaries of the date of grant. In addition, each of the named executive officers may elect to increase the amount of their bonus payable in restricted stock by up to 15%, such that the maximum percentage of the bonus payable in such restricted stock is 45%. In the event that an executive officer so elects, we will grant a matching award of restricted stock equal to the number of shares of restricted stock paid as a result of the election. Each of the named executive officers made such election with respect to 2010. The matching award has the same vesting schedule as the automatic awards discussed above. In order to receive an annual bonus, the named executive officer generally must have been employed by us or one of our subsidiaries on the last day of the fiscal year to which the bonus relates. Each annual bonus is payable to the named executive officer on or before March 15 following the year to which it applies. The employment agreements also provide that each of the named executive officers will be eligible to participate in company benefit plans relating to, among other things, options, equity purchase, pension, profit sharing, employee equity ownership and group life insurance.

Pursuant to the employment agreements, if a named executive officer’s employment terminates prior to the expiration of the term by us for “cause” (as defined in the employment agreements) or is terminated by such executive without “good reason” (as defined in the employment agreements), the executive would be entitled to receive any base salary earned, but unpaid through the date of termination.

If a named executive officer’s employment terminates prior to the expiration of the term due to death or “disability” (as defined in the employment agreements), such executive would be entitled to receive any base salary earned, but unpaid through the date of termination, any pro rata portion of the annual bonus up to the date of such termination, acceleration of vesting of the awards of restricted stock paid as part of an annual bonus (other than acceleration of vesting with respect to the matching portion of any award), and acceleration of any unvested equity awarded to such executive prior to the date of the employment agreement.

If a named executive officer retires after reaching retirement age (generally 65 years of age or 55 years of age with 15 years of service to us or a subsidiary) such executive would be entitled to receive any base salary earned but unpaid through the date of termination, and, if such executive signs a general release of liability, any unvested equity awarded to such executive under the employment agreement would become vested.

If a named executive officer’s employment is terminated prior to the expiration of the term by us without cause or by such executive for good reason, and such executive signs a general release of liability, such executive would be entitled to: (i) any base salary earned, but unpaid through the date of termination and a payment equal to such executive’s annual base salary as of the date of termination; (ii) the amount of the most recent annual bonus earned by such executive or, if higher, the target bonus amount as of the date of termination; (iii) any pro rata portion of the annual bonus up to the date of termination; (iv) full and immediate vesting of any equity or equity-based awards (including stock options) then held by such executive; (v) should such executive elect continuation of the medical and dental benefits under COBRA, payment of such executive’s costs for such coverage for a period of up to one year following the date of termination; and (vi) any other amounts or benefits required to be paid or provided, or which such executive is entitled to receive, as of the date of termination, as provided for under any plan, program, policy, contract or agreement of the Company or any subsidiaries, including any severance plan or policy which is then applicable to such executive.

If a named executive officer’s employment is terminated prior to the expiration of the term and within 18 months following a “change in control” (as defined in the employment agreements) and such executive signs a general release of liability, (unless such termination is for cause, by reason of death or disability, or by such executive without good reason) such executive would be entitled to the same payments and benefits as if terminated without cause, and would be entitled to an additional amount equal to the executive’s annual base salary as of the date of termination and the amount of the most recent annual bonus earned by such executive or, if higher, the target bonus amount as of the date of termination. For purposes of the employment agreements, change in control generally includes circumstances in which any person acquires 50% of our voting securities, if the directors as of the effective date of the agreement fail to constitute a majority of our board of directors, if there is a merger or acquisition of the Company or any of our subsidiaries, or if our stockholders approve a sale or liquidation of the Company or an agreement to sell or dispose of substantially all of our assets is consummated.

Our named executive officers are also entitled to tax gross-up payments in the event that compensation to such executive is assessed an excise tax on “excess parachute payments” under Section 280G of the Code or in the event that an excise tax is assessed under Section 409A of the Code (despite the full cooperation of the named executive officers to ensure compliance with Section 409A).

Pursuant to the employment agreements, our named executive officers are required, whether during or after employment with us, to protect and use confidential information in accordance with the restrictions placed by us on its use and disclosure. Additionally, our named executive officers are subject to customary intellectual property covenants with respect to works created, implemented or developed by them that are relevant to or implicated by employment with us. Further, during the term of employment and during the one-year period immediately after employment is terminated, each of our named executive officers will not, directly or indirectly engage or have any financial interest in any business within a 50-mile radius of any metropolitan area in which we conducted significant business during the 12-month period immediately preceding the subject termination of employment (i) that competes with any business actively conducted in such area by us and (ii) that is of the type of business activity in which the named executive officer was engaged on our behalf. In addition, during the term of employment and during the two-year period immediately after employment is terminated, each of our named executive officers is prohibited from soliciting our employees for hire and from soliciting business from our clients.

We have also agreed in the employment agreements to indemnify our named executive officers for liability arising from the fact that they were employed by us or acting on our behalf (other than liability incurred as a result of such named executive officer’s gross negligence or willful misconduct).

Separation of Mr. Creagh

Effective May 7, 2010, Mr. Creagh separated from the Company. In connection with his separation, Mr. Creagh received $1,726,800 of cash severance, acceleration of vesting of his equity and equity-based awards, and benefits continuation for one year.

Letter Agreement with Mr. Puzzuoli Governing Severance Compensation

On March 7, 2011, the Company appointed Mr. Puzzuoli to the role of executive vice president and chief financial officer. In connection with his appointment, Mr. Puzzuoli agreed to terms of employment which provide for an annual base salary of $350,000 and cash and equity incentive compensation to be determined by the Compensation Committee. See Section entitled “2011 Executive Compensation Framework” for a discussion of 2011 compensation plan. Also in connection with his appointment, Mr. Puzzouli entered into a letter agreement with the Company (the “Puzzuoli Letter Agreement”) defining certain terms of his employment in the event he is terminated without “Cause” (as defined in the Puzzuoli Letter Agreement) or following a “Change of Control” (as defined in the Puzzuoli Letter Agreement). Upon the occurrence of a termination without “Cause” by the Company, Mr. Puzzuoli’s severance compensation includes payment of an amount equal to (a) any accrued but unpaid salary as payable through such date of termination plus (b) his annual base salary as of the effective date of such termination. In addition, in the event his employment with the Company is terminated other than for Cause prior to the one year anniversary of the Puzzuoli Letter Agreement, Mr. Puzzuoli’s severance compensation will include an additional lump sum.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the Exchange Act.

Certain Relationships and Related Transactions

It is the responsibility of the Audit Committee to review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between the Company and a board member or a principal stockholder, and members of their immediate families.

In addition, the Company has a Code of Business Ethics (the “COBE”) which applies to directors and employees and their family members. The COBE may be found on our webpage at www.duffandphelps.com under the Investor Relations tab and is available in print to any stockholder who requests a copy by writing to the Company’s secretary. The COBE, among other things, has a policy governing conflicts of interests generally and, in particular, prohibiting ownership of interests in certain other businesses, trading in client securities, entering into co-investments with clients or relationships that may be perceived as impairing the ability of the individual or the Company from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the chief compliance officer and, in the case of directors, by the Audit Committee. The COBE also prohibits the Company from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This non-binding proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse the Company’s executive compensation practices with respect to its named executive officers, as described in this proxy statement. A fundamental principle of our executive compensation philosophy and practice continues to be pay-for-performance. A named executive officer’s compensation package is comprised of two components: (i) a base salary, which reflects individual performance and expertise and (ii) cash and equity incentive awards, tied to the achievement of certain performance goals. We believe that this type of compensation program is aligned with the Company’s strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We urge you to read the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement for additional details on our executive compensation policies. This vote is intended to provide an overall assessment of the Company’s executive compensation program rather than focus on any specific item of compensation. We request stockholder approval of the compensation of our named executive officers as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules, which include the compensation tables. While our board of directors intends to consider the stockholder vote resulting from the proposal, the final vote will not be binding and is advisory in nature.

Board of Directors Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE FOLLOWING RESOLUTION, APPROVING THE COMPANY’S EXECUTIVE COMPENSATION.

“Resolved, that the stockholders of Duff & Phelps Corporation (the “Company”) hereby approve of the compensation of the Company’s named executive officers, as described in the 2011 proxy statement.”

Proxies received will be so voted unless stockholders vote otherwise via the Internet or by telephone or specify otherwise in their completed and returned proxy cards.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY
OF EXECUTIVE COMPENSATION VOTE

The Company is presenting the following non-binding proposal which gives you as a stockholder the opportunity to inform the Company as to how often you wish the Company to include a “say on pay” advisory vote, similar to Proposal 2, in our proxy statement. Stockholders may vote on a non-binding advisory basis as to whether future “Say on Pay” votes should occur every 1, 2 or 3 years or may abstain.

The board of directors recommends that stockholders vote for every “3 years” for the non-binding advisory proposal on the frequency of future advisory votes on executive compensation because (i) it is more closely aligned with the goal of our executive compensation program to incentivize and reward performance over a multi-year period (as our 2011 executive compensation framework includes performance based awards of restricted stock which become non forfeitable based upon total shareholder return over a three year time period)) and having triennial votes will allow stockholders to better judge our executive compensation program in relation to our long-term performance; and (ii) triennial votes will offer the Company more time to consider the results of “Say on Pay” votes and implement any necessary changes.

Because this stockholder vote is advisory, it will not be binding on the board of directors. However, the board of directors will take into account the outcome of the vote when considering the frequency of future “Say on Pay” votes.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF EVERY “3 YEARS” FOR THE NON-BINDING ADVISORY PROPOSAL ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

Although the board of directors recommends that you vote for every “3 years,” the enclosed proxy allows you to vote for 1, 2 or 3 years or abstain.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

KPMG LLP, which has been the independent registered public accounting firm for the Company, has been appointed by the Audit Committee as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2011. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires that the votes cast in favor of the proposal exceed the votes cast against the proposal by shares of Class A and Class B common stock voting together as a single class once a quorum is present. Abstentions and broker non-votes will not be considered votes cast with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERTED ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s and its predecessors’ annual financial statements for the years ended December 31, 2009 and 2010 and fees for other services rendered by KPMG LLP during those periods:

	2009 ($)	2010 ($)
Audit Fees	2,768,270	2,073,290
Audit Related Fees	25,300	25,000
Tax Fees	—	—
All Other Fees	—	—
Total	2,793,570	2,098,290

Audit Fees — all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of the Company and its predecessors; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; attest services; and consents and assistance with and review of documents filed with the SEC, including documents relating to our initial public offering and subsequent registration statements and prospectuses.

Audit Related Fees — services with respect to audits of the Company’s defined contribution plan.

Tax Fees — tax compliance (preparation of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities).

All Other Fees — any other work that is not Audit, Audit-Related or a Tax Service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence and has determined such services for fiscal years 2009 and 2010 were compatible.

We have been advised by KPMG LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for the Company in accordance with the duties and responsibilities outlined in the Audit Committee charter.

The Company’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent auditors, KPMG LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Company’s finance department and management of the Company, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of the Company’s systems of internal control for the fiscal year ended December 31, 2010.

These activities included, but were not limited to, the following during the fiscal year ended December 31, 2010:

•	Reviewed and discussed with management and the independent auditors the audited financial statements, the quarterly financial statements, and the quarterly and annual earnings press releases for the year ended December 31, 2010. Management has the primary responsibility for such financial statements and press releases.
•	Discussed with the independent auditors the matters requiring discussion under all relevant profession and regulatory standards.
•	Received the written disclosures and the letter from the independent auditors and discussed with the independent auditors their independence under all relevant professional and regulatory standards.

In reliance on the committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

William R. Carapezzi, Chairman
Robert M. Belke
Peter W. Calamari
Harvey M. Krueger

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the named proxies to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone, e-mail or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Edward S. Forman, Secretary

New York, NY
March 28, 2011

DUFF & PHELPS CORPORATION
55 EAST 52ND STREET, 31ST FL
NEW YORK, NY 10055

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Noah Gottdiener
02 Robert M. Belke
03 Peter W. Calamari
04 William R. Carapezzi
05 Harvey M. Krueger
06 Sander M. Levy
07 Jeffrey D. Lovell

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 An advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 year	2 years	3 years	Abstain
3 An advisory vote on the frequency of executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000087827_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

DUFF & PHELPS CORPORATION
PROXY SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING - MAY 12, 2011

Edward S. Forman and Jacob L. Silverman, each singly with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Duff & Phelps Corporation to be held on Thursday, May 12, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1, FOR Proposal 2, 3 Years for Proposal 3 and FOR Proposal 4 with respect to any executed proxy.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting with respect to any executed proxy.

0000087827_2 R1.0.0.11699

Continued and to be signed on reverse side